Exhibit 10.9

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[***],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SERVICE AGREEMENT

This SERVICE AGREEMENT (this “Agreement” or “Contract”) is made and entered into as of the last date of execution hereof by and between UTC Power Corporation, a corporation incorporated and existing under the laws of the State of Delaware and having an office and place of business in South Windsor, Connecticut (hereinafter referred to as “UTC Power”) and Thermo No. 1 BE-01, LLC, a limited liability company incorporated and existing under the laws of the State of Delaware and having an office and place of business at 5152 N. Edgewood Drive, Suite 375, Provo, Utah 84604 (hereinafter referred to as “Customer”). Customer and UTC Power are hereinafter referred to collectively as “Parties”.

LOCATION OF SERVICE; THE “SITE”	Beaver County, Utah

DESCRIPTION OF EQUIPMENT	Fifty (50) PureCycle® 225 systems

THE SERVICES

UTC Power shall perform the services described in the Scope of Services attached as Exhibit A hereto (the “Services”), in accordance with the terms of this Agreement and any and all other documents expressly incorporated herein by reference.

UPTIME GUARANTEE

UTC Power is providing Customer with the Uptime Guarantee attached as Exhibit B hereto in connection with, and conditioned on, Customer’s purchase of and continuation of the services under this Agreement.

THE CONTRACT PRICE

The annual payment for the Services in the first year of the Term shall be [***], and the total contract price covering all units of Equipment during the Term shall be [***] (the “Contract Price”), subject to additions and deductions authorized pursuant to this Contract. The Contract Price payment schedule is as follows:

Year	Annual Payment	Year	Annual Payment
1	[***]	6	[***]
2	[***]	7	[***]
3	[***]	8	[***]
4	[***]	9	[***]
5	[***]	10	[***]

Customer may elect by notice to UTC Power not less that six (6) months prior to the sixth anniversary of the Effective Date to enter into negotiations with UTC Power to determine a mutually acceptable adjustment (either upwards or downwards) to the Annual Payment amounts for years 6 through 10 of the Term, to reflect the actual maintenance history and cost of providing the Services during the first five (5) years of the Term Parties as well as the anticipated costs to be incurred in years 6-10, including the cost of the turbine overhaul at approximately 40,000 which will be amortized over years 6-10.. Should Customer make the election to open negotiations on the pricing for years 6-10, the Parties shall meet to negotiate, in good faith, on the cost for the annual service. If the Parties do not agree on a mutually acceptable adjustment, then either Party may terminate this Agreement. Should either party terminate this Agreement in accordance with the terms of this Agreement, the Parties agree that the cost of the turbine overhaul will be due and payable immediately, provided that the turbine overhaul has occurred and to the extent the costs have not already been paid as part of the amortized amounts for the services in years 6-10.

TERM

This Agreement shall become effective upon commissioning of the first unit of Equipment (the “Effective Date”) and shall continue for a ten (10) year term (the “Term”). Commissioning of the Equipment is expected to occur prior to December 15, 2008. Any delay in commissioning of more that six (6) months, not caused by UTC Power, may result in an adjustment to the Contract Price. Following the ninth anniversary of the Effective Date, Customer shall have the option to extend the Term of this Agreement for an additional five (5) year extension term (the “Extension Term”) upon written notice to UTC Power not less than sixty (60) days prior to the expiration of the Term (an “Extension Notice”). Following UTC Power’s receipt of an Extension Notice and prior to the commencement of the Extension Term, the Parties shall agree upon a mutually acceptable Contract Price applicable to the Services in Extension Term.

NOTICES

Address all notices, which shall be made in the English language, by certified mail, return receipt requested, or by facsimile to:

UTC POWER:	CUSTOMER:
UTC Power Corporation	Thermo No. 1 BE-01, LLC
195 Governor’s Highway	5152 N. Edgewood Drive, Suite 375
South Windsor, CT 06074 U.S.A.	Provo, Utah 84604
Attention: Counsel	Attention: Steven Brown
Facsimile: (860) 727-2399	Facsimile: (801) 374 – 3314

ACCEPTANCE

This Agreement, including the Scope of Services attached hereto and each attachment and other document appended hereto and expressly incorporated herein, if any, shall be the binding agreement between the Parties upon the execution hereof by an authorized representative of each of the Parties.

Accepted in Duplicate by:
UTC POWER CORPORATION:		THERMO NO. 1 BE-01, LLC:

By:	/s/ James Van Hoof	By:	/s/ Brent M. Cook

Name:	James Van Hoof	Name:	Brent M. Cook

Title:	V.P., CFO	Title:	Manager/CEO

Date:	8/30/08	Date:	8/31/08

STANDARD TERMS & CONDITIONS

PAYMENT TERMS AND TAXES

UTC Power shall invoice Customer for the Annual Payments in quarterly installments. The first quarterly installment of the year one Annual Payment shall be invoiced by UTC Power promptly following the date of the commissioning of the first unit of Equipment. No payment against the first invoice shall be due until the date that is the earlier of (i) a Successful Performance Test or (ii) 90 days after a Successful Commissioning Test, as each such term is defined in the Purchase Contract between UTC Power and Customer dated August 31, 2008. Each subsequent quarterly installment of the applicable Annual Payment shall be invoiced on the quarterly anniversary of the Effective Date. Customer shall pay UTC Power, in addition to the Contract Price, any and all taxes (except for income taxes) which may be imposed by any taxing authority arising from the performance of the Services, or otherwise under this Agreement, and for which UTC Power may be held responsible for collection or payment, either on its own behalf or that of Customer. All payments made to UTC Power shall be made in U.S. dollar funds by wire transfer of immediately available funds or by check in the required remittance amount without discount to a U.S. bank designated by UTC Power for credit to UTC Power’s account. If payment is made by check Customer shall send the check to:

Regular Mail	Overnight Mail
UTC Power Corporation	Mellon Financial
Dept. CH 10788	5505 Cumberland Ave. Suite 307
Palatine, IL 60055-0594	Chicago, IL 60656-1471
Attn: Lockbox Supervisor
UTC Power Corporation – CH10788
Phone: (773) 763-5631

If the payment is made by wire transfer, Customer shall transfer funds to UTC Power’s account at:

Mellon Financial Corp

Mellon Client Service Center

500 Ross Street

Pittsburgh, PA 15262-0001

Acct #: [***]

ABA Routing # (U.S.): [***]

Swift # (International): [***]

Payment terms are net 30 days of invoice date and each payment will accrue interest from the date it is due until the date it is received by UTC Power, at a rate of 1.5% per month. In no event shall this interest be deemed to be a penalty but shall be solely construed as an administrative charge to UTC Power arising out of Customer’s late payment. Customer shall reimburse UTC Power for any expenses, including reasonable attorneys’ fees, incurred in collecting any overdue payments, and in no event shall the payment hereunder exceed any applicable federal or state usury laws.

UTC Power shall submit invoices for payment to Customer at the address indicated under the section herein entitled NOTICES, if any, or as otherwise directed in writing by Customer.

SERVICES AND MATERIALS

UTC Power shall perform and execute the provisions of this Agreement as an independent contractor and shall not be an agent or employee of Customer. UTC Power may provide any or all of the Services required under this Agreement through its sister division, Carrier Commercial Services (“Carrier”) or another UTC Power-authorized service provider. Unless otherwise agreed as provided herein, the Services will be performed during the regular working hours of the regular working days of UTC Power or, if applicable, its subcontractors. Any Services to be performed at times or during days when workers are entitled to overtime or premium rates will be performed at the particular workers’ then applicable amount or rate of payment for work at such time or days. Customer agrees to reimburse UTC Power for any and all costs associated with such work done at overtime or premium rates to the extent that Customer requires that any Services to be performed at times or during days when workers are entitled to overtime or premium rates, provided that Customer shall not be required to reimburse UTC Power for such costs if (i) such Services could reasonably have been performed during the regular working hours of the regular working days of UTC Power or, if applicable, its subcontractors, (ii) UTC Power, Carrier or another UTC Power-authorized service provider, as applicable, elects to perform such Services at times or during days when workers are entitled to overtime or premium rates or (iii) such Services are required to be performed at times or during days when workers are entitled to overtime or premium rates as a result of the failure by UTC Power to perform its obligations in accordance with this Agreement.

Any parts provided under this Agreement will be new parts manufactured or selected by UTC Power or parts reconditioned to UTC Power standards. All replacement parts will be furnished by UTC Power in exchange for the parts replaced. If any part delivered hereunder incorporates computer software, the parties agree that UTC Power is not selling the software to the Customer but merely providing a license to use such software for operating the Equipment for which such part was provided. By accepting delivery of such part the Customer agrees not to copy or let others copy such software, to keep such software in confidence as a trade secret, to use such software solely for its internal purposes in connection with the operation of the Equipment covered under this Agreement, and not to transfer possession of such part to others except as part of a transfer of ownership of the Equipment, in which case the license to use such software shall be automatically assigned to the transferee of the Equipment.

Page 3 of 11	Standard Terms and Conditions (01/07)

EXCLUSIONS

Unless expressly included in the Scope of Services, UTC Power shall not be responsible for items not normally subject to mechanical maintenance including but not limited to: duct work, casings, cabinets, fixtures, structural supports, grillage, water piping, steam piping, drain piping, cooling tower fill, boiler tubes, boiler refractory, disconnect switches and circuit breakers. Except as otherwise provided herein, UTC Power shall not be responsible for repairs, replacements, alterations, additions, adjustments, unscheduled calls or emergency calls, to the extent necessitated by negligent operation, abuse, misuse, improper installation, shipping or storage damage, prior improper maintenance, repairs by others, vandalism, obsolescence, building system design, damage due to freezing, weather, the environment, chemical/electrochemical attack, corrosive and/or erosive environments or fuels, other corrosion or erosion, compressor fouling, power quality disturbances, deterioration due to wear and tear, any damage related to the presence of mold, fungi, mildew or bacteria, or any other cause beyond UTC Power’s control. UTC Power shall not be responsible for the identification, detection, abatement, encapsulating or removal of asbestos, products or materials containing asbestos, other Hazardous Materials, mold, fungi, mildew, or bacteria. In the event that UTC Power encounters any asbestos product or any Hazardous Materials in the course of performing its work, UTC Power may suspend its work and remove its employees from the project, until such product or material, and any hazards connected with it are abated. UTC Power shall receive an extension of time to complete its work and compensation for delays encountered as a result of such situation and its correction. At Customer’s request, UTC Power shall reasonably cooperate with and advise Customer in connection with the performance of tests, installation of any items of equipment or modifications that may be recommended or directed by insurance companies, government, state, municipal or other authority (“Compliance Work”) to ensure that any Compliance Work conforms to UTC Power standard maintenance protocols, provided that UTC Power shall not be obligated to actually perform any such tests, install equipment or make modifications except as provided for in this paragraph. UTC Power, at its option, may submit to Customer a proposal for the cost of performing such tests, installations or modifications, which cost shall be payable in addition to the Contract Price. If Customer rejects such proposal, Customer may perform such Compliance Work, or authorize another party to perform such Compliance Work with the cooperation and advice of UTC Power. No warranty or guarantee (including, without limitation, the Uptime Guarantee) shall be affected in any manner by the performance of Compliance Work.

CHANGES OR EXTRAS

UTC Power will perform changes, modifications, additions, deletions or extras to the Services if agreed to in a writing signed by both Parties that contains the new scope of services and an adjustment to the Contract Price. Services or parts requested by the Customer in addition to those Services specified in this Agreement will be provided upon receipt of the Customer’s written authorization and invoiced at UTC Power’s prevailing labor rates and parts charges. Such additional services or parts shall be supplied under the terms of this Agreement.

WARRANTIES

UTC Power warrants that all Service provided under this Agreement shall be performed in a workmanlike manner. UTC Power also warrants all UTC Power parts or components supplied hereunder to be free from defects in material and workmanship. UTC Power parts and components shall be warranted for the longer of the remaining original equipment warranty provided by UTC Power and the term of this Agreement. Except as expressly provided elsewhere in this Agreement, Service provided under this Agreement shall be warranted for the term of this Agreement. UTC Power shall at its option repair, replace, or issue a credit, for any such defective parts, components or service, provided they were not damaged, abused, altered by a third-party or affected by chemical properties. Any warranty claim must be provided to UTC Power in writing prior to the end of the applicable warranty period. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY; INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE HEREBY WAIVED BY CUSTOMER AND DISCLAIMED BY UTC POWER. UTC Power’s obligation to repair, replace, or issue credit for any defective parts, components or Service shall be Customer’s exclusive remedy.

CUSTOMER’S RESPONSIBILITIES

Unless specifically provided otherwise in the Scope of Services attached hereto, Customer shall:

Pay the Contract Price and other sums required to be paid by it to UTC Power in accordance with this Agreement;

Provide UTC Power’s and its subcontractors’ workers safe access to the Site and a safe place for performing the Services, free of Hazardous Materials, toxic materials, and all unsafe working conditions;

Provide UTC Power with unrestricted access to the Site and reasonable access to the Customer’s applicable records and personnel during UTC Power’s normal working hours. UTC Power may start and stop Customer’s systems incidental to the Services, as reasonably arranged with Customer’s representative and Customer shall permit use of building services including, but not limited to: water, elevators, receiving dock facilities, electrical service and local telephone service;

Provide water treatment in accordance with specifications (applicable to absorption chiller equipment only, if any);

Provide the daily routine Equipment operation; including routine equipment log readings.

Provide and maintain a high speed internet connection (or equivalent as approved by UTCP) for UTC Power’s remote monitoring service;

Operate the Equipment in accordance with instructions;

Page 4 of 11	Standard Terms and Conditions (01/07)

Keep areas adjacent to the Site and Services free of extraneous material, move any stock, fixtures, walls or partitions that may be necessary to perform the Services and ensure proper protection of the Equipment and other materials from debris and other hazards and materials at the Site;

Promptly notify UTC Power of any unusual operating conditions at the Site;

Be responsible for identification, detection, abatement, encapsulating or removal of asbestos, products or materials containing asbestos, other Hazardous Materials, mold, fungi, mildew, or bacteria and provide UTC Power with all information requested in order to comply with OSHA and other applicable Employee, Health and Safety rules and regulations, including but not limited to information relating to the energy-control procedures applicable at the Project Location under 29 CFR 1910.147, (The control of hazardous energy (lockout/tagout));

Indemnify and save UTC Power harmless against all liability growing out of Customer’s failure to carry out any of Customer’s obligations under this Agreement.

EQUIPMENT CONDITION AND RECOMMENDED SERVICE

Should UTC Power determine the need for repairs or replacement outside the scope of this Agreement, UTC Power will provide Customer in writing an “equipment condition” report including recommendations for corrections and the price for repairs in addition to this Agreement. In the event UTC Power recommends certain services and Customer does not elect to have such services properly performed in a timely fashion, UTC Power shall not be responsible for any Equipment or control failures, operability or any long-term damage that may result. UTC Power at its option will either continue to maintain Equipment and/or controls to the best of its ability, without any responsibility, or remove such Equipment from this Agreement, adjusting the Contract Price accordingly.

HAZARDOUS MATERIAL

Hazardous Material is any substance or material identified now or in the future as a hazardous substance or hazardous material under the Comprehensive Environmental Response, Compensation and Liability Act of 1982. UTC Power shall not be obligated to commence or continue Services until all known or suspected Hazardous Material discovered at the Site has been removed, or rendered or determined to be harmless by Customer as certified by an independent testing laboratory and approved by the appropriate government agency. If UTC Power incurs additional costs and/or is delayed due to the presence or remediation of Hazardous Material, UTC Power shall be entitled to an equitable adjustment in the Contract Price. Customer shall indemnify, defend and hold harmless UTC Power and its agents, directors, officers, servants, employees and subsidiaries (collectively “UTC Power Indemnitees”) from and against all claims, damages, losses and expenses, and reasonable attorneys’ fees and expenses, arising out of, resulting from, relating to or in any way attributable to any Hazardous Material that is now, has ever been, or will ever be at the Site (other than any Hazardous Material that has been brought to the Site by UTC Power or its subcontractors or suppliers in connection with the Services). Notwithstanding the foregoing, this paragraph shall not be applicable to the extent that Hazardous Materials are present at the Site as a result of the acts or omissions of UTC Power.

INSURANCE

UTC Power and Customer shall each maintain statutory workers’ compensation and employers’ liability insurance covering UTC Power’s or Customer’s liability for injury or death sustained by UTC Power’s or Customer’s employees, and commercial general liability insurance under which the limit of liabilities for injuries, including property damage and accidental death, shall be at least $1,000,000 for any one occurrence. If either Party so requests in writing, the other Party shall furnish certificates of insurance evidencing the above insurance coverage.

LOSS, DAMAGE OR DELAY; FORCE MAJEURE

Under no circumstances shall UTC Power be liable for any loss, damage or delay due to any cause beyond UTC Power’s reasonable control, including but not limited to acts or omissions of government, strikes, lockouts, labor disputes, transportation shortages, fire, explosion, theft, weather damage, flood, earthquake, riot, severe weather, civil commotion, war, terrorism, malicious mischief, or acts of God. The time for performance of this Contract shall be extended for a period equal to any time lost by reason of the delay. UTC Power shall not be obligated to incur any additional expenses in connection with such a delay unless so directed in writing by Customer, in which event the cost of any measures taken to recover any lost time shall be at Customer’s cost.

BUYER’S CLAIMS

No claim of Customer related to an alleged failure by UTC Power to meet any requirement of this Contract shall be valid unless, prior to Customer incurring any cost related to such claim, Customer notifies UTC Power in writing, in detail of such alleged failure and Customer then allows UTC Power a reasonable time to correct any such failure verified by UTC Power. Any suits arising from the performance or nonperformance of UTC Power, whether based upon contract, negligence, strict liability or otherwise, shall be brought within one (1) year from the date the claim arose.

LIMITATION OF LIABILITY

UTC Power shall be liable for damage to property, other than the equipment provided under this Agreement, and to persons, to the extent that the negligent acts or omissions of UTC Power or its authorized subcontractors are determined by a court of competent jurisdiction to have directly contributed to such injury or property damage. The price allocable in this Contract to any Services alleged to be the cause of any loss or damage shall be the ceiling limit on the aggregate liability of UTC Power and Carrier, whether founded in contract or tort (including negligence), arising out of, or resulting from this Contract or the performance or breach thereof. Under no circumstances shall UTC Power or Carrier be liable for any special, incidental, indirect or consequential damages of any nature whatsoever, including without limitation, business interruption, lost profits, revenues or sales, or increased costs of production, whether such claims are based in contract, warranty or tort, including negligence, or any other legal theory or principle.

Page 5 of 11	Standard Terms and Conditions (01/07)

WASTE DISPOSAL

UTC Power shall be responsible for the removal and disposal of all waste generated in connection with the performance of the Services; provided, however, that for purposes of the submission of any waste removal manifests to applicable governmental authorities, Customer shall be deemed to be the “generator” of such waste.

ASSIGNMENT

Neither Party may assign any of its rights or obligations under this Contract, except as otherwise expressly provided herein or with the written consent of the other Party, and any assignment made without such consent shall be null and void; provided, however, (i) UTC Power may, upon written notice to Customer, assign UTC Power’s rights and obligations without such consent, to an entity which acquires all or substantially all of UTC Power’s assets or which controls, is controlled by or is under common control with UTC Power, and (ii) Customer may, upon written notice to UTC Power, collaterally assign its rights and obligations hereunder without such consent.

TERMINATION

In the event of a material breach by either Party in the performance of the breaching party’s duties, obligations or undertakings to the non-breaching party under this Agreement, the non-breaching party will have the right to terminate the work under this Agreement by giving written notice to the breaching party of the specific breach involved; provided that the breaching party shall have thirty (30) days to cure such breach prior to such termination taking effect. Upon termination taking effect, UTC Power shall be entitled to receive payments for any Services performed in accordance with the terms of this Agreement, for all costs incurred prior to such termination.

NO WAIVER; SEVERABILITY; HEADINGS

The failure of either party to insist on any right, or to invoke or elect any remedy, shall not be construed as a waiver of that right, remedy or election in the absence of a writing signed by the waiving party. The invalidity of one or more of the phrases, sentences, clauses, or paragraphs contained in this Agreement shall not affect the validity of the remaining portions. Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ENTIRE AGREEMENT

This Agreement, including the Scope of Services attached hereto as Exhibits A and incorporated by reference herein and any other documents attached hereto and expressly made a part hereof, and all changes or amendments hereto shall constitute the entire agreement between the Parties with respect to the matters set forth herein, with all prior proposals, representations, quotations, agreements and understandings, written or oral, superseded hereby. It is agreed that the Parties do not intend to create a right in any third party, other than Carrier with respect to the section of the Agreement entitled LIMITATION OF LIABILITY, by entering into this Agreement. The terms and conditions of this Agreement, including all documents, if any, expressly incorporated herein, and any attachment to this Agreement expressly referenced herein, shall exclusively govern the Parties’ performance hereunder and any terms or conditions in addition to or different from this Agreement, including without limitation any terms or conditions provided in any purchase order or similar document related to the Services which are not expressly incorporated herein, shall have no effect. Unless expressly stated otherwise, the provisions of this Agreement shall have precedence over the terms of any other Contract documents, if any exist. This Agreement shall not be changed or amended, except in a writing signed by the Parties.

COMPLIANCE WITH LAWS; GOVERNING LAW

UTC Power and Customer will each comply with all federal and state laws applicable to the performance of their respective obligations hereunder. The rights of all parties under this Contract and the construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Connecticut, including the Uniform Commercial Code, and of the United States of America, excluding the United Nations Convention on the International Sale of Goods.

SUBCONTRACTORS

UTC Power shall bind every subcontractor to, and shall require every subcontractor to be bound by, the terms of this Agreement as far as applicable to the subcontractor’s portion of the Services. Unless Customer approves or requests work or materials without the approval of UTC Power, Customer shall not be liable to make any payment for the Services directly to any subcontractor.

EQUAL OPPORTUNITY EMPLOYER

UTC Power shall comply with Executive Order 11246, as amended, which is administered by the United States Department of Labor, Office of Federal Contract Compliance Programs, with the relevant rules, regulations and orders of the Secretary of Labor pertaining thereto, and with all other applicable federal, state and local non-discrimination, non-segregation, affirmative action, veterans employment, and handicapped employment laws, rules, regulations and orders (collectively, the “EEO/AA Requirements”). UTC Power shall furnish upon request of Customer or any appropriate federal, state or local regulatory body information and reports required by the EEO/AA Requirements. UTC Power shall include the provisions of this Section in every subcontract or purchase order so that such provisions shall be binding upon each contractor, subcontractor or vendor performing services or providing materials relating to the Services.

Page 6 of 11	Standard Terms and Conditions (01/07)

EXHIBIT A

SCOPE OF SERVICES

SCHEDULED MAINTENANCE:

SCHEDULED OPERATING INSPECTION(S)

Each Scheduled Operating Inspection is to be performed at the frequency indicated in the Service Agreement Summary.

ANNUAL SCHEDULED MAINTENANCE

Each Annual Scheduled Maintenance is to consist of pre-determined recurring preventative maintenance actions which are to be performed on a yearly interval determined by equipment operating hours that may be recommended by each equipment manufacturer. These annual tasks are designed to prepare the equipment for prime operating condition so that the equipment will operate effectively, reliably and efficiently.

MULTI-YEAR SCHEDULED MAINTENANCE

Each Multi-Year Scheduled Maintenance is to consist of the necessary scheduled maintenance items performed at intervals generally greater than one year, which is in addition to the Annual Scheduled Maintenance tasks. The frequency of Multi-Year Scheduled Maintenance items will be determined by the relevant manufacturer’s published recommendations, equipment operating hours and inspection results. In the event the recommendations, operation or conditions change and require a change in the multi-year frequency, UTC Power shall advise Customer in writing of the appropriate frequency changes and any associated Contract Price adjustment.

Multi-Year Scheduled Maintenance includes the repair or replacement of parts and/or components whose normal wear indicates that repair or replacement is needed including: all rotating assemblies, bearings, high speed shaft, internal clearance adjustments, complete equipment leak testing, evacuation and dehydration where applicable.

TURBINE OVERHAULS

THIS CONTRACT INCLUDES THE PARTS AND LABOR FOR THE SCHEDULED OVERHAUL OF THE TURBINE ASSEMBLY AT APPROXIMATELY 40,000 HOURS OF OPERATION.

REPAIR SERVICE:

UNSCHEDULED MAINTENANCE

During normal working hours, unscheduled service is provided when necessary to diagnose problems and perform repairs between scheduled inspections. The repairs could be minor or major and would consist of the work outlined below under this heading REPAIR SERVICE. Unscheduled maintenance is available 365 days per year, 24 hours per day. Outside of normal working hours, unscheduled service can be provided when necessary for an additional cost, billed for time spent at UTC Power’s applicable billing rates.

MINOR REPAIRS

Minor repairs shall consist of tasks which are performed during scheduled inspection(s) on an as needed basis that may require minor disassembly and removal of available inspection covers for minor repairs, measurements, and adjustments including replacement of routine expendable parts, controls, switches and indicator lamps.

MAJOR REPAIRS

Major repairs consist of the repair or replacement of moving parts, pump and turbine motors, turbine bearing and maintainable components that may have failed unexpectedly (except for those failures beyond UTC Power’s control as stated in Standard Terms & Conditions).

REFRIGERANT LEAK REPAIR LABOR

Refrigerant leak repair labor is included and consists of tightening bolts and flange fittings, replacing gaskets and/or tubes, replacing o-rings and if necessary welding, soldering or brazing to stop leaks of components or any refrigerant piping on or between two or more pieces of equipment. Neither replenishment nor replacement of the refrigerant is included in the scope of this Agreement.

Page 7 of 11	Scope of Services (01/07)

GENERAL:

Scheduled Maintenance and Repair Service will be performed on a straight time basis during UTC Power’s normal working hours unless otherwise agreed. If the Customer requests overtime service, the Customer agrees to pay extra for the overtime-premium hours at UTC Power’s applicable overtime billing rates. UTC Power’s remote monitoring system will be used to the extent possible to diagnose problems and restart the system. A Customer installed and active dedicated high-speed internet connection (or alternative telecommunication as otherwise reasonably agreed by the parties) is required to utilize this feature and is a prerequisite of this Agreement.

Unless expressly stated in this Scope of Service, this Agreement does not include any Scheduled Maintenance or Repair Service related to or required as a result of issues associated with any heat recovery equipment, heat source fluctuations, heat source let-down systems, blower equipment, or equipment not supplied by UTC Power.

FILTER CHANGES

Filters will be inspected, cleaned and/or replaced as necessary annually. In the event the filter material or cleaning requires different frequencies (due to experience or changes in operating conditions), recommendations will be made for Customer’s approval to adjust the frequencies and to provide for any corresponding adjustment in the Contract Price

CONDENSER CLEANING; EXCLUSIONS

Condenser will be inspected and cleaned as necessary annually. In the event the condenser needs cleaning at different frequencies (due to experience or changes in operating conditions), recommendations will be made for Customer’s approval to adjust the frequencies and to provide for any corresponding adjustment in the Contract Price. UNLESS EXPRESSLY STATED IN THIS SCOPE OF SERVICE, THIS AGREEMENT DOES NOT INCLUDE ANY REPAIR SERVICES AND OVERHAUL OF THE CONDENSER; INCLUDING, WITHOUT LIMITATION, ANY REPAIR SERVICES RELATED TO OR REQUIRED AS A RESULT OF ISSUES ASSOCIATED WITH CONDENSER.

EVAPORATOR INSPECTION; EXCLUSIONS

Evaporator will be inspected as necessary annually. In the event the evaporator needs inspection at different frequencies or the evaporator needs cleaning (in both cases due to experience or changes in operating conditions), recommendations will be made for Customer’s approval to adjust the frequencies and/or the Scope of Service under this Agreement, and to provide for any corresponding adjustment in the Contract Price. UNLESS EXPRESSLY STATED IN THIS SCOPE OF SERVICE, THIS AGREEMENT DOES NOT INCLUDE ANY REPAIR SERVICE AND OVERHAUL OF THE EVAPORATOR; INCLUDING, WITHOUT LIMITATION, ANY REPAIR SERVICES RELATED TO OR REQUIRED AS A RESULT OF ISSUES ASSOCIATED WITH EVAPORATOR.

Page 8 of 11	Scope of Services (01/07)

SERVICE AGREEMENT SUMMARY

	Frequency:
Tasks	Year 1	Year 2	Year 3	Year 4	Year 5
Scheduled Operating Inspection	4	4	4	4	4
Annual Scheduled Maintenance	1	1	1	1	1
Multi-Year Scheduled Maintenance	0	0	1	0	0
Turbine Overhauls	0	0	0	0	0
Repair Services*	A/R	A/R	A/R	A/R	A/R

	Frequency:
Tasks	Year 6	Year 7	Year 8	Year 9	Year 10
Scheduled Operating Inspection	4	4	4	4	4
Annual Scheduled Maintenance	1	1	1	1	1
Multi-Year Scheduled Maintenance	0	0	1	0	0
Turbine Overhauls	1	0	0	0	0
Repair Services*	A/R	A/R	A/R	A/R	A/R

*	Items listed under any Task marked “A/R” (As Required) are to be performed, if required, as determined by UTC Power’s best judgment based on actual operating conditions, analysis and/or equipment monitoring. Items listed under any Task marked “0” are not included in the Scope of Service of this Agreement. Upon request, UTC Power will provide Customer with a proposal for its approval to include Tasks outside the Scope of Service of this Agreement and to provide for any corresponding adjustment in the Contract Price.

MAINTENANCE TASKS

Maintenance Task	Every 6 Months	Annual	Every 3 Years	Every 5 Years
Turbine Oil Change	X
Turbine Oil Filter Change	X
Inspect/Change as required Refrigerant Filter/Drier		X
Inspect/Change as required Oil Recovery System Filter		X
Inspect/Change as required Refrigerant Pump Seal			X
Turbine Vibration check/analysis	X	X
Turbine Temperature check/analysis	X	X
Evaporator Internal Inspection		X
Condenser Internal Inspection and Cleaning as required		X
Condenser Refrigerant Filter inspect and clean as required			X
Turbine Overhaul				X

Page 9 of 11	Scope of Services (01/07)

EXHIBIT B

UPTIME GUARANTEE

PURECYCLE® 225 TEN YEAR UPTIME GUARANTEE

During the first ten (10) years of the attached UTC Power Corporation Service Agreement (the “Agreement”) for the Geothermal Liquid / Liquid PureCycle® system (the “System”), UTC Power Corporation (“UTCP”) separately guarantees for each covered System an annual uptime (“System Uptime”) of 92% of the Potential System Uptime per year (the “Guaranteed Uptime”). Guaranteed Uptime and Potential System uptime are calculated based on the following formulas:

GU = 0.92*PSU

PSU = PA – (CY/3) – MD

PSU = Potential System Uptime is the number of hours when the System has sufficient heat and can produce electricity.

PA = Plant Availability is the annual number of hours when sufficient geothermal resource (temperature and flow), cooling tower water (temperature and flow), and power plant and grid availability (power plant and grid presence without restriction) is available to the System.

CY = Cycles is the number times annually that the plant availability drops below the sufficiency required for System operation.

MD = Maintenance Downtime for each planned event that occurs during PA hours.

Should the System Uptime of a covered System in an applicable twelve (12) month period during the first five (5) years of the Agreement be less than the Guaranteed Uptime, UTCP agrees to provide Customer a cash rebate in the amount of [***] per hour below the target, up to a total maximum yearly rebate of [***] per covered System. Any rebates over [***] that would otherwise accrue in the absence of such [***] maximum aggregate annual payout cap shall not be applied to prior or subsequent years and the aggregate maximum rebate paid over the ten (10) year period by UTCP shall in no event exceed [***] per covered System. The dollar amount of any cash rebates due to Customer shall be calculated once annually and paid to Customer within thirty (30) days of UTCP’s confirmation of the amount due.

Should the System Uptime of a covered System in an applicable twelve (12) month period during the first five (5) years of the Agreement be greater than the Guaranteed Uptime, the number of hours of System Uptime above the Guaranteed Uptime shall be credited to UTCP (referred to herein as the “Performance Bank”). UTCP will have the right to apply any then current Performance Bank to offset the shortfall of Guaranteed Uptime in any twelve (12) month period for any PureCycle® system for which UTCP is providing an uptime guarantee.

Because technical expertise is critical in meeting the Guaranteed Uptime, this uptime guarantee is conditioned upon maintenance, service and repairs to the System being provided exclusively by UTCP (directly or through a UTCP authorized service provider) in accordance with UTCP’s standard maintenance scope of work and terms and conditions as described in the Agreement. In the event that the Agreement is terminated, this Uptime Guarantee shall terminate and be of no further force or effect. Customer must provide and maintain a dedicated analog telephone line or internet service with long distance direct dial and answer capability for UTCP’s remote monitoring system (RMS) in order to enforce this Uptime Guarantee. The first twelve (12) month period under this Uptime Guarantee shall commence upon the occurrence of the commissioning of the applicable System at the Site.

UTCP will not be responsible for any periods during which the System is not operating due to (a) site issues not related to the System, including but not limited to issues related to geothermal resource availability or adequacy, electrical load or customer or utility system design or malfunction; (b) System issues arising from improper installation or operation, abuse, neglect, vandalism, weather, rust, the effects of corrosive and/or erosive environments, inadequate or incorrect water treatment, operation of the System outside the operating specifications defined by UTCP in the applicable operation and maintenance manual, or modifications, materials or services not executed or provided by UTCP or a UTCP authorized service provider; (c) System downtime during periods when RMS is not functioning due to the failure to maintain a dedicated working communications path (phone or network); (d) Customer-elected shutdowns of the System; or (e) any other cause beyond UTCP’s direct control. Any such periods shall not be included in the calculation of Potential System Uptime for the purposes of this Uptime Guarantee.

This Uptime Guarantee and the remedies expressly provided above (i) are exclusive and in lieu of all other uptime, availability or performance warranties or guarantees of any kind, whether statutory, written, oral, express or implied, except for any uptime, availability or performance warranties or guarantees otherwise provided for in this Agreement, that certain Amended and Restated Purchase Contract by and between UTCP and Customer dated of even date herewith, and that certain Sourcing and Development Agreement by and between UTCP and Raser Technologies, Inc., a Delaware corporation, dated as of April 6, 2007, and (ii) are Customer’s sole and exclusive remedy and UTCP’s sole and exclusive obligation with respect to uptime, availability or performance of the System. UTCP shall not be responsible under any warranty, guarantee or other obligation for rebates, credits, repairs, replacements or indemnification due to abuse, vandalism, acts of terrorism or war, fire, lightening, earthquake, flood, storm, or other acts of God, neglect, modifications, materials or services not executed or provided by UTCP or its subcontractors, employees or agents, use in a physical environment other than the site proposed in this Agreement, or installation or use of the System not in accordance with the intended use of the System. No rights under this Uptime Guarantee shall be assignable or transferable to any third-party, except on the written consent of UTCP, which shall not be unreasonably withheld.

Page 10 of 11	Premium PureCycle® Uptime Guarantee (01/07)

Under no circumstances shall UTCP be liable for any special, incidental, indirect or consequential damages of any nature whatsoever, including without limitation, business interruption, lost profits, revenues or sales, or increased costs of production, whether such claims are based in contract, warranty or tort, including negligence, or any other legal theory or principle.